Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below, as a director and/or officer of Piper Sandler Companies, a Delaware corporation (the “Company”), with its general offices in the City of Minneapolis, State of Minnesota, does hereby make, constitute and appoint Chad R. Abraham, Timothy L. Carter and John W. Geelan, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign a registration statement or registration statements on Form S-8 covering the registration of securities of the Company to be issued under the Piper Sandler Companies 2022 Employment Inducement Award Plan as approved by the Board of Directors of the Company, and any amendments or post-effective amendments to such registration statement or statements and documents in connection therewith, all to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of September 23, 2022.

/s/ Chad R. Abraham	/s/ Timothy L. Carter
Chad R. Abraham, Chairman and Chief Executive Officer	Timothy L. Carter, Chief Financial Officer

/s/ Jonathan J. Doyle	/s/ Sherry M. Smith
Jonathan J. Doyle, Director	Sherry M. Smith, Director

/s/ William R. Fitzgerald	/s/ Philip E. Soran
William R. Fitzgerald, Director	Philip E. Soran, Director

/s/ Victoria M. Holt	/s/ Brian R. Sterling
Victoria M. Holt, Director	Brian R. Sterling, Director

/s/ Robbin Mitchell	/s/ Scott C. Taylor
Robbin Mitchell, Director	Scott C. Taylor, Director

/s/ Thomas S. Schreier
Thomas S. Schreier, Director